Exhibit 5.1

[Allen and Gledhill Letterhead]

June 25, 2004

ST Assembly Test Services Ltd

5 Yishun Street 23,

Singapore 768442.

Dear Sirs

ST ASSEMBLY TEST SERVICES LTD

REGISTRATION STATEMENT ON FORM F-4

1.	We have acted as Singapore legal advisers to ST Assembly Test Services Ltd (the “Company”), a company organised under the laws of Singapore, in connection with a registration statement (“Registration Statement”) on Form F-4 filed by the Company with the Securities and Exchange Commission (“SEC”) in the United States on 6 April 2004, as amended by Amendment No. 1 to the Registration Statement filed on 18 May 2004, Amendment No. 2 to the Registration Statement filed on 10 June 2004 and Amendment No. 3 to the Registration Statement filed on 25 June 2004 for the registration under the United States Securities Act of 1933, as amended, of 1,097,361,807 ordinary shares (“Ordinary Shares”) of S$0.25 each in the capital of the Company underlying the American Depositary Shares (“ADSs”) to be issued in connection with the merger (the “Merger”) of Camelot Merger, Inc., a wholly owned subsidiary of the Company, with and into ChipPAC, Inc. (“ChipPAC”), pursuant to the Agreement and Plan of Merger and Reorganization dated as of 10 February 2004 (the “Merger Agreement”) among the Company, Camelot Merger, Inc. and ChipPAC.

2.	We have examined the Memorandum of Association and the Articles of Association of the Company, such records of the corporate proceedings of the Company as we have deemed relevant, the Registration Statement, the Merger Agreement, a certified true copy of the Resolutions of the Board of Directors of the Company passed on 11 June 2004 (the “Board Resolutions”) and such other certificates, records and documents as we deemed necessary for the purposes of this opinion.

3.	We have assumed:

(i)	the genuineness of all signatures on all documents and the completeness, and the conformity to original documents, of all copies submitted to us;

(ii)	the copies of the Memorandum of Association and Articles of Association submitted to us for examination are true, complete and up-to-date copies;

(iii)	the Board Resolutions submitted to us for examination are true, complete and up-to-date copies and the Board Resolutions will not be subsequently amended or revoked prior to the allotment and issue of the Ordinary Shares underlying the ADSs to be issued in connection with the Merger; and

(iv)	the extraordinary general meeting of shareholders of the Company to be held in connection with the Merger will be duly convened and that the relevant resolution(s) (the “Relevant Resolution”) to authorise the allotment and issue of the Ordinary Shares underlying the ADSs to be issued in connection with the Merger proposed at such Extraordinary General Meeting, together with any other resolution(s) upon which the Relevant Resolution is subject to and contingent upon at such Extraordinary General Meeting, will be passed in such form contained in the Notice of the Extraordinary General Meeting (contained in the Registration Statement) and, once passed, the Relevant Resolution and all such other resolution(s) will not be subsequently amended or revoked prior to the allotment and issue of such Ordinary Shares, and that the Merger becomes effective in accordance with the terms and conditions of the Merger Agreement prior to the allotment and issue of such Ordinary Shares.

4	Based upon and subject to the foregoing, and subject to any matters not disclosed to us, we are of the opinion that the Ordinary Shares underlying the ADSs to be issued by the Company in connection with the Merger will, when so issued, be validly issued, fully paid and non-assessable. For the purpose of this opinion we have assumed that the term “non-assessable” in relation to the Ordinary Shares means under Singapore law that holders of such Ordinary Shares, having fully paid up in all amounts due on such Ordinary Shares as to nominal amount and premium thereon, are under no personal liability to contribute to the assets or liabilities of the Company in their capacities purely as holders of such Ordinary Shares.

5.	It is our opinion that, subject to the limitations set forth therein, the discussion contained in the Registration Statement under the caption “Singapore tax consequences” is an accurate summary of the material Singapore income tax, stamp duty and estate duty consequences of the purchase, ownership and disposal of STATS ordinary shares and STATS ADSs (collectively “STATS Securities”) to a holder of the STATS Securities who is not tax resident in and who does not carry on business or otherwise have a presence in Singapore or, in the case of estate duty, is not domiciled in Singapore. We adopt such discussion as our opinion, subject to the limitations set forth therein.

Our opinion is based on our understanding of current Singapore laws and administrative practices in relation to Singapore income tax, stamp duty and estate duty and we do not undertake to advise you as to any future changes in such laws or administrative practices that may affect our opinion unless we are specifically retained to do so. Further, legal opinions are not binding on the Inland Revenue Authority of Singapore and there can be no assurance that contrary positions may not be asserted by the Inland Revenue Authority of Singapore.

6.	We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Singapore tax consequences”. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933, as amended or the rules and regulations of the SEC thereunder.

Yours faithfully

/s/    Allen & Gledhill